CNA Announces Retirement of D. Craig Mense, Executive Vice President and Chief Financial Officer, and the Upcoming Appointment of James Anderson to the Role

CHICAGO, Illinois, April 26, 2018 - Today, CNA Financial Corporation announced that D. Craig Mense, Executive Vice President and Chief Financial Officer, will retire from the Company, effective December 31, 2018.

“Craig joined CNA in 2004 and has served as an influential CFO to me and two of my predecessors,” says Dino E. Robusto, Chairman and Chief Executive Officer. “Craig has made countless contributions to the success of CNA and he will be missed. Craig’s enduring legacy is evidenced in the financial strength of our company. His steadfast, disciplined leadership has built lasting market confidence and influenced the many employees who have learned from him.”

Mense said, “I am proud of what the Company and its employees have accomplished during my time here and am excited about the bright future that CNA now has in front of it.” Robusto echoed Mense’s sentiment and announced that CNA will employ their succession plan and appoint an internal candidate to succeed Mense.

James Anderson, Senior Vice President and Head of Financial Planning & Analysis and Corporate Development, has been named as Mense’s successor. Anderson joined CNA in 2012 and has been a key member of the Finance leadership team since that time. He has proven himself an astute financial leader with a strong drive for results. Before joining CNA, Anderson spent nearly a decade in investment banking focused on the insurance industry, ultimately as a Managing Director at Macquarie Capital. That experience followed five years of consulting at Accenture.

“Having worked closely with James since my arrival, I have every confidence in his leadership and financial capabilities. I enthusiastically welcome him as my partner,” says Robusto.

It is expected that Mense will officially transition the CFO role to Anderson during the third quarter of 2018. Mense will remain with CNA through his retirement date.

About CNA
CNA is the eighth largest commercial insurer in the United States. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada, Europe and Asia, backed by 120 years of experience and more than $45 billion of assets. For more information about CNA, visit our website at www.cna.com.

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Press Contacts:

Brandon Davis
CNA
Brandon.Davis@cna.com
312-822-5167 / 773-383-7166

Sarah Pang
CNA
Sarah.Pang@cna.com
312-822-6394 / 312-607-5544